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                                                                   EXHIBIT 23.02

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
VeriSign, Inc.:

We consent to incorporation herein by reference of our report dated January 14, 2000, with respect to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the current report on Form 8-K/A of VeriSign, Inc. filed on March 10, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


                                                        /s/ KPMG LLP


Mountain View, California
March 10, 2000